Exhibit 10.1

AMENDMENT TO
EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”) is entered into as of February 1, 2011 by and between AMAG PHARMACEUTICALS, INC., a Delaware corporation with offices at 100 Hayden Avenue, Lexington, MA 02421 (the “Company”), and BRIAN J.G. PEREIRA, M.D. of 54 Rowena Road, Newton, MA 02459 (the “Employee”).

WHEREAS, the Employer and the Employee are parties to that certain Second Amended and Restated Employment Agreement, dated as of December 15, 2009 (the “Employment Agreement”); and

WHEREAS, the parties hereto desire to amend the Employment Agreement as set forth herein.

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.                                      Amendments.

(a)                                  Pursuant to Section 11 of the Employment Agreement, Section 18 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“18.                           Excise Tax-Related Provisions.  If any payment or benefit you would receive pursuant to this Agreement or any other agreement (“Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be adjusted so that it would equal the Reduced Amount.  The “Reduced Amount” shall be either (i) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (ii) the total Payment, whichever amount of (i) or (ii), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.  If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, any such reduction will occur in a manner necessary to provide you with the greatest post-reduction economic benefit.  If more than one manner of reduction of Payments necessary to arrive at the Reduced Amount yields the greatest economic benefit to you, the Payments will be reduced pro rata.”

(b)                                  Pursuant to Section 11 of the Employment Agreement, Section 5(c) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“c)        Change of Control. Upon a Change of Control, subject to the terms of any other agreements that exist between you and the Company, fifty percent (50%) of the unvested portion of any options to purchase common stock, restricted stock units and other equity incentives then held by you shall become immediately vested and the remaining unvested amount shall continue to vest after the closing of the Change of Control on the same vesting schedule but at 50% of the number of shares that were to vest on each vesting date prior to the Change of Control.  Further, in the event that (i) within one year from the date a Change of Control (as defined below) of the Company occurs, the Company (for purposes of this section, such term to include its successor) terminates your employment other than for Cause pursuant to Section 4(c), death or disability or you terminate your employment with Good Reason; (ii) you comply fully with all of your obligations under all agreements between the Company and you; and (iii) within 60 days of termination of your employment you execute and deliver to the Company and do not revoke a general release (in a form acceptable to the Company) releasing and waiving any and all claims that you have or may have against the Company and its directors, officers, employees, agents, successors and assigns with respect to your employment (other than any obligation of the Company set forth herein which specifically survives the termination of your employment), then:

•                  the Company will pay you twenty-four (24) months of severance pay based on your then current Base Salary, with such severance to be paid in equal installments over the severance period in accordance with the Company’s usual payroll schedule, commencing on the date that the release referred to above may no longer be revoked;

•                  the Company will pay you, promptly after the revocation period of the release set forth above expires, in a lump sum, two times your target annual bonus amount for the year in which the Change of Control occurs;

•                  the Company will pay or reimburse you for the premiums for continued coverage for you and your eligible dependents in the same amounts and for the same coverage in effect immediately prior to your termination from employment, under the Company’s group health and dental plans until the earlier of: (i) twenty four (24) months from the date of termination of your employment; or (ii) the date you are provided with health and dental coverage by another employer’s health and dental plan (and, for purposes of clarity, if the Company is unable to extend coverage to you under its group health and dental plans due to your termination from active employment status, then, to receive this benefit, you must elect continuation coverage under COBRA and/or purchase an individual insurance policy, and the Company shall have no obligation to pay or reimburse insurance premiums or otherwise provide coverage if you fail to elect COBRA or obtain an individual policy); and

•                  all unvested outstanding stock options, restricted stock units and other equity incentives that were granted to you before the Change of Control occurred shall immediately without further action become vested in full.

For purposes of this Agreement, “Change of Control” shall mean the first to occur of any of the following: (a) any “person” or “group” (as defined in the Securities Exchange Act of 1934, as amended) becomes the beneficial owner of a majority of the combined voting power of the then outstanding voting securities with respect to the election of the Board of Directors of the Company; (b) any merger, consolidation or similar transaction involving the Company, other than a transaction in which the stockholders of the Company immediately prior to the transaction hold immediately thereafter in the same proportion as immediately prior to the transaction not less than 50% of the combined voting power of the then voting securities with respect to the election of the Board of Directors of the resulting entity; (c) any sale of all or substantially all of the assets of the Company; or (d) any other acquisition by a third party of all or substantially all of the business or assets of the Company, as determined by the Board of Directors, in its sole discretion.  The payments, benefits and acceleration of vesting of stock options, restricted stock units and other equity incentives provided in this Section 5(c) shall override and replace with respect to you any Company wide policy with respect to payments, benefits and/or acceleration of vesting upon a Change of Control.  After the one year period following a Change of Control, this Section 5(c) shall no longer apply, and Section 5(b) shall continue to apply.  In the event that upon a Change of Control, the Company or the successor to or acquiror of the Company’s business (whether by sale of outstanding stock, merger, sale of substantially all the assets or otherwise) elects not to assume all the then unvested outstanding stock options, restricted stock units and other equity incentives that were granted to you before the Change of Control occurred, such securities shall immediately without further action become vested in full effective no later than the effective date of the Change of Control and you shall receive the value of such stock options, restricted stock units and other equity incentives as provided in the applicable acquisition agreement (or if no such provision is made, in the applicable equity incentive plan).”

2.                                      Continuation of Employment Agreement.  Except as specifically amended hereby, the Employment Agreement shall remain of full force and effect and is hereby ratified and affirmed in all respects.

3.                                      Choice of Law; Jurisdiction.  This Amendment shall be deemed to be a contract made under the laws of the Commonwealth of Massachusetts, and the validity, interpretation and performance of this Amendment shall be governed by, and construed in accordance with, the laws of Massachusetts, without regard to conflict of law principles.

4.                                      Counterparts.  This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Employment Agreement as of the day and year first set forth above.

COMPANY:

AMAG PHARMACEUTICALS, INC.

By:
Name: Michael Narachi
Title: Chairman of the Board

EMPLOYEE:

By:
Name: Brian J.G. Pereira, M.D.